EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ACR GROUP, INC. REPORTS EARNINGS FOR THE FISCAL YEAR AND

FOURTH QUARTER ENDED FEBRUARY 28, 2006

>>> Revenues top $200 million on strong fourth quarter sales <<<

Houston, TX—May 23, 2006. ACR Group, Inc. (AMEX: BRR), today announced earnings for its fiscal year and fourth quarter ended February 28, 2006. The Company’s fiscal year revenues surpassed $200 million for the first time, and the Company had positive earnings per share in the fourth fiscal quarter for the second time in its history. The Company has historically incurred losses in the fourth fiscal quarter because cooler weather conditions reduce customer demand at that time of the year.

Sales for the fiscal year ended February 28, 2006 were $204.3 million, compared to $199.6 million for the fiscal year ended February 28, 2005. As previously reported, the Company’s business units based in Georgia and Colorado were adversely affected by a transition of their HVAC equipment brands at the beginning of fiscal 2006. However, strong growth in sales at the Company’s other business units enabled the Company to exceed prior year sales. Same-store sales increased 17% in fiscal 2006 over fiscal 2005, excluding the stores in the Georgia and Colorado business units affected by the brand transition.

Net income for the fiscal year ended February 28, 2006 was $2,754,000, or $0.24 per diluted share, compared to $4,211,000, or $0.38 per diluted share, for the fiscal year ended February 28, 2005. The decrease in earnings in fiscal 2006 was attributable to the equipment brand transition at the Georgia and Colorado business units. Aggregate operating income at the Company’s other business units rose 28% in fiscal 2006 over 2005. Gross margin percentage on sales increased to 23.7% in fiscal 2006, from 23.4% in fiscal 2005, as a result of improved purchasing arrangements with certain key vendors.

Sales for the fourth quarter ended February 28, 2006 were $45.6 million, compared to $42.6 million for the quarter ended February 28, 2005. Excluding the stores that changed equipment brands, same-store sales increased 19% in the fourth quarter of fiscal 2006 from 2005.

Net income in the fourth quarter of fiscal 2006 was $84,000, or $.01 per diluted share, compared to $399,000, or $.04 per share, in the fourth quarter of fiscal 2005. Aggregate operating income at the Company’s business units not affected by the equipment brand transition rose 22% in the fourth quarter of fiscal 2006 over 2005.

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ACR Group, Inc.	NEWS RELEASE
May 23, 2006

Commenting on the Company’s year-end and fourth quarter results, Alex Trevino, Jr., President and Chief Executive Officer of ACR Group, stated, “We ended fiscal 2006 with strong sales momentum that has carried over into the first quarter of fiscal 2007. As we have reported each quarter in fiscal 2006, the transition from selling Goodman brand equipment was painful but, in our opinion, was still a necessary step to ensure attractive future growth opportunities for the Company. Clearly, our mission in fiscal 2007 is to regain and surpass the previous operating performance of our Georgia and Colorado business units, and we have taken steps to accomplish this, including adding another brand of equipment in the Georgia unit. We are encouraged by higher sales volume in the first quarter of fiscal 2007, and believe that the momentum will carry over to the second fiscal quarter, which historically is our highest sales quarter. Although we will not be immune if the new construction market continues to slacken, we believe that the weighting of our business toward the aftermarket/service segment of the HVAC industry, and our geographic concentration in high-growth areas of the Sunbelt, position us to mitigate adverse effects.”

About ACR Group, Inc.

ACR Group, Inc. is a wholesale distributor of air-conditioning, heating, and refrigeration (“HVACR”) equipment and supplies. The Company owns and operates 51 branch locations that are organized into five business units covering nine states. The Company recently announced that, in the second and third quarters of fiscal 2007, it would open up to three branches in Arizona, where the Company has not previously had any branch operations.

Safe Harbor

Statements in this news release that relate to management’s expectations or beliefs concerning future plans, expectations, events, and performance are “forward-looking” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results or events could differ materially from those anticipated in the forward-looking statements due to a variety of factors including, without limitation, weather conditions, the effects of competitive pricing, general economic conditions, and availability of capital.

For more detailed information on the risks and uncertainties associated with these forward-looking statements and the Company’s other activities, see the periodic reports filed by the Company with the Securities and Exchange Commission such as Form 10-K, Form 10-Q and Form 8-K.

The Company does not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.

(financial data to follow)

CONTACTS:

Alex Trevino, Jr.	Tony Maresca
President and CEO	Sr. Vice President & CFO
ACR Group, Inc.	ACR Group, Inc.
Houston, TX	Houston, TX
713-780-8532	713-780-8532

ACR Group, Inc.	NEWS RELEASE
May 23, 2006

ACR GROUP, INC.

CONSOLIDATED RESULTS OF OPERATIONS

(in thousands, except per share amounts)

	Quarter Ended February 28		Year Ended February 28
	2006	2005	2006	2005
Sales	$45,621	$42,631	$204,312	$199,553
Cost of sales	34,561	31,843	155,981	152,908

Gross profit	11,060	10,788	48,331	46,645

Selling, general and administrative expenses	10,630	9,962	43,197	39,315

Operating income	430	826	5,134	7,330

Interest expense	423	273	1,489	1,060
Interest derivative loss (gain)	(65)	69	(247)	50
Other non-operating (income)	(181)	(145)	(666)	(579)

Income before income taxes	253	629	4,558	6,799

Provision for income taxes	169	230	1,804	2,588

Net income	$84	$399	$2,754	$4,211

Earnings per share:
Basic	$.01	$.04	$.25	$.39

Diluted	$.01	$.04	$.24	$.38

Weighted average and equivalent shares:
Basic	11,054	10,716	11,006	10,696

Diluted	11,426	11,226	11,360	11,028